Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Senior Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS RECORD SALES AND EARNINGS
FOR FISCAL YEAR

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FISCAL YEAR NET INCOME INCREASE OF 104% VERSUS LAST YEAR

Philadelphia, PA, November 19, 2003 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the fourth quarter and fiscal year ended September 30, 2003.

Net income available to common stockholders for the fiscal year ended September 30, 2003 (fiscal 2003) was $14.0 million, or $2.47 per common share (diluted), compared to net income for fiscal 2002 of $6.8 million, or $1.61 per common share (diluted), representing a 104% increase in net income and a 53% increase in diluted earnings per share.  The fiscal 2003 net income and earnings per share figures represent record levels for the Company.

During the fourth quarter of fiscal 2002, the Company repurchased its 12 5/8%  senior notes and its Series A and Series C Preferred Stock with the proceeds from the issuance of new 11 1/4% senior notes and 1,165,000 new shares of common stock.  In connection with this refinancing, the Company incurred certain one-time charges related to the early repayment of the Company’s 12 5/8% senior notes and the purchase of the Series A and Series C Preferred Stock.  These one-time charges totaled approximately $3.0 million, which included approximately $2.6 million of non-cash charges and reduced diluted earnings per common share for fiscal 2002 by approximately $0.71.  On a pro forma basis, excluding the impact of the $3.0 million of one-time charges related to the fiscal 2002 refinancing, the Company’s fiscal 2002 net income available to common stockholders was $9.9 million, or $2.32 per common share (diluted).  The Company is presenting this pro forma earnings figure because we believe it enhances the reader’s understanding of our operating results by adjusting for the one-time charges related to the refinancing.

MOTHERS WORK REPORTS FISCAL 2003 RESULTS

Net income available to common stockholders for the fourth quarter of fiscal 2003 was $1.6 million, or $0.29 per common share (diluted), compared to a net loss for the fourth quarter of fiscal 2002 of $1.8 million, or a loss of $0.38 per common share (diluted).  On a pro forma basis, excluding the impact of the $3.0 million of one-time charges related to the fiscal 2002 refinancing, the Company’s fourth quarter fiscal 2002 net income available to common stockholders was $1.3 million, or $0.24 per common share (diluted).

In fiscal 2003, the Company adopted the provisions of a new accounting standard, Statement of Financial Accounting Standards (SFAS) No. 145. The provisions of this statement require, effective in fiscal years beginning after May 15, 2002, the reclassification of certain gains or losses on extinguishment of debt that were classified as an extraordinary item in prior periods.  Accordingly, the Company has reclassified the $1.6 million extraordinary loss on early extinguishment of debt, net of tax, as reported for fiscal 2002, to a $2.5 million increase in interest expense and a related $0.9 million reduction in income tax provision.  This reclassification for both the fourth quarter and full year of fiscal 2002 had no impact on reported net income or earnings per share for either period.  The Company’s accounting treatment of the fiscal 2002 loss on early extinguishment of debt complied with existing accounting standards for both fiscal 2002 and fiscal 2003.

Net sales for fiscal 2003 increased 8.7% to $492.4 million from $453.2 million for fiscal 2002.  Comparable store sales increased 0.3% during fiscal 2003 (based on 702 locations) versus a comparable store sales increase of 2.2% during fiscal 2002 (based on 653 locations).  During fiscal 2003, the Company opened 121 new locations and closed 24 locations, including 8 iMaternity stores closed during the fiscal year in connection with the consolidation of the acquired store chain, ending the year with 1,006 locations at September 30, 2003 compared to 909 locations at September 30, 2002.  Earnings before interest, taxes, depreciation and amortization (EBITDA) was $47.0 million for fiscal 2003, representing an 8.7% increase from the $43.2 million of EBITDA for fiscal 2002.  The fiscal 2003 net sales and EBITDA figures represent record levels for the Company.

Net sales for the fourth quarter of fiscal 2003 increased 10.0% to $122.4 million from $111.3 million in the same quarter of the preceding year.  Comparable store sales decreased 1.4% during the fourth quarter of fiscal 2003 (based on 823 locations) versus a comparable store sales increase of 6.0% during the fourth quarter of fiscal 2002 (based on 733 locations).  For the quarter ended September 30, 2003, the Company opened 39 new locations and closed 5 locations, including 3 iMaternity stores closed during the quarter in connection with the consolidation of the acquired store chain.  EBITDA was $8.9 million for the fourth quarter of fiscal 2003, representing a 7.6% increase from the $8.3 million of EBITDA for the fourth quarter of fiscal 2002.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, “We are pleased to report another year of record sales and earnings for Mothers Work, despite lower than expected sales in a continued difficult retail environment.  For the year, we delivered an 8.7% increase in sales and EBITDA, a 53% increase in diluted earnings per share, and generated positive cash flow during the year.  An important factor behind our increased profitability for fiscal 2003 was our gross margin improvement.  For the full year fiscal 2003, our gross margin improved by 1.0 percentage points of sales versus fiscal 2002, following a gross margin improvement of 3.3 percentage points of sales in fiscal 2002 versus fiscal 2001.  This strong gross margin improvement primarily reflects our continued success at reducing product costs through our global sourcing initiatives.  In addition, even with significantly lower than expected sales in the fourth quarter, we have been able to maintain an overall inventory level only 10% higher than last September, in line with our sales increase of 10% for the fourth quarter, while also providing inventory for our net 97 stores added since September 2002.  Finally, with our positive cash flow for the year, we increased our cash position by approximately $6.0 million during the year, to $20.7 million at the end of fiscal 2003.

“Mothers Work is well positioned for fiscal 2004 and beyond.  Nonetheless, we are taking a cautious outlook in our financial projections for fiscal 2004 given our recent weak sales performance and the apparent increased competition in the maternity apparel market from both new and existing competitors.  The weakness in sales we experienced in September and October has not significantly improved thus far in November.  For fiscal 2004, we are targeting net sales of approximately $530 to $535 million, based on an assumed comparable store sales decrease of approximately 2% to 3% for the year and our plan to open approximately 80 to 100 new locations for the year, net of closings.  We believe we can continue to increase our gross margin by continuing to reduce our product costs through our global sourcing initiatives and are targeting our gross margin to increase by approximately 90 basis points for the full year, to approximately 55.2% of net sales in fiscal 2004 from 54.3% in fiscal 2003.  We expect our operating expenses to increase as a percentage of sales for fiscal 2004 versus fiscal 2003 primarily as a result of our assumed comparable store sales decrease and the estimated impact of new store openings.  Based on these assumptions, we are targeting EBITDA for fiscal 2004 in the $47.5 to $49.5 million range and diluted earnings per common share of between $2.40 and $2.60 per share.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment.

“Our target for fiscal 2004 diluted earnings per share does not reflect the potential accretive impact on earnings per share of potential future stock repurchases by the Company pursuant to the share repurchase program approved by our Board of Directors in March 2003.  Pursuant to this program, the Company has repurchased approximately 67,000 shares of its common stock through the end of fiscal 2003.

“We are planning our fiscal 2004 capital expenditures to be between $15 million and $18 million, compared to $19.2 million for fiscal 2003, primarily for new store openings, expanding and relocating selected stores, store remodelings, continued investment in our management information systems and continued distribution center automation.  With respect to inventory, we are planning for modest improvement in inventory turn for fiscal 2004, with inventory growing at a slower rate than sales.  Based on these targets and plans, we expect to generate positive free cash flow during fiscal 2004.”

As previously announced, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s fourth quarter and full year fiscal 2003 earnings, certain financial guidance and potential future business opportunities.  You can participate in this conference call by calling (773) 756-4786.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Monday, November 24, 2003 by calling (402) 998-1002.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of October 31, 2003, Mothers Work operates 1,014 maternity locations, including 857 stores and 157 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including expected results of operations, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings and registration statements filed with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

(in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	9/30/03	9/30/02 *	9/30/03	9/30/02 *

Net sales	$122,400	$111,310	$492,447	$453,159
Cost of goods sold	56,464	51,488	225,191	211,689

Gross profit	65,936	59,822	267,256	241,470
SG&A expenses, excluding depreciation & amortization	57,014	51,527	220,242	198,232

EBITDA	8,922	8,295	47,014	43,238

Depreciation & amortization	2,511	2,283	9,862	9,496

Operating income	6,411	6,012	37,152	33,742
Interest expense, net	3,682	6,126	14,469	16,476

Income (loss) before income taxes	2,729	(114)	22,683	17,266
Income tax provision	1,091	14	8,733	6,478

Net income (loss)	1,638	(128)	13,950	10,788

Preferred dividends	—	1,648	—	3,942

Net income (loss) available to common stockholders	$1,638	$(1,776)	$13,950	$6,846

Income (loss) per share – basic	$0.31	$(0.38)	$2.66	$1.75
Average shares outstanding – basic	5,222	4,683	5,236	3,914

Income (loss) per share – diluted	$0.29	$(0.38)	$2.47	$1.61
Average shares outstanding – diluted	5,634	4,683	5,646	4,261

* In fiscal 2003, the Company adopted the provisions of a new accounting standard, Statement of Financial Accounting Standards (SFAS) No. 145.  Accordingly, the Company has reclassified a $1.6 million extraordinary loss on early extinguishment of debt, net of tax, as reported for fiscal 2002, to a $2.5 million increase in interest expense and a related $0.9 million reduction in income tax provision.  This reclassification for both the fourth quarter and full year of fiscal 2002 had no impact on reported net income or earnings per share for either period.  The Company’s accounting treatment of the fiscal 2002 loss on early extinguishment of debt complied with existing accounting standards for both fiscal 2002 and fiscal 2003.

MOTHERS WORK, INC. AND SUBSIDIARIES
Selected Balance Sheet Data

(in thousands, unaudited)

	September 30, 2003	September 30, 2002

Cash and cash equivalents	$20,731	$14,759
Inventories	84,505	76,830
Property, plant and equipment, net	57,811	50,460
Line of credit borrowings	—	—
Long-term debt	127,768	127,913
Stockholders’ equity	61,391	47,505

MOTHERS WORK, INC. AND SUBSIDIARIES
Supplemental Financial Information

Reconciliation of Operating Income to EBITDA
and Operating Income Margin to EBITDA Margin
(in thousands, except percentages)

(unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	9/30/03	9/30/02	9/30/03	9/30/02

Operating income	$6,411	$6,012	$37,152	$33,742
Add: depreciation & amortization expense	2,511	2,283	9,862	9,496

EBITDA	$8,922	$8,295	$47,014	$43,238

Net sales	$122,400	$111,310	$492,447	$453,159

Operating income margin (operating income as a percentage of net sales)	5.2%	5.4%	7.5%	7.4%

Depreciation & amortization expense as a percentage of net sales	2.1	2.1	2.0	2.1

EBITDA margin (EBITDA as a percentage of net sales)	7.3%	7.5%	9.5%	9.5%

Reconciliation of Projected Operating Income to Projected EBITDA
(in millions, unaudited)

For the Fiscal Year Ending 9/30/04

Projected operating income	$37.2 to 39.2

Add: projected depreciation & amortization expense	10.3

Projected EBITDA	$47.5 to 49.5

Reconciliation of SG&A Expenses to SG&A, Excluding Depreciation and Amortization Expense
and SG&A Expense Margin to SG&A Expense Margin, Excluding Depreciation and Amortization

(in thousands, except percentages)
(unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	9/30/03	9/30/02	9/30/03	9/30/02

SG&A expenses	$59,525	$53,810	$230,104	$207,728
Less: depreciation & amortization Expense	2,511	2,283	9,862	9,496

SG&A expenses, excluding depreciation & amortization	$57,014	$51,527	$220,242	$198,232

Net Sales	$122,400	$111,310	$492,447	$453,159

SG&A expense margin (SG&A expense as a percentage of net sales)	48.7%	48.4%	46.7%	45.8%

Depreciation & amortization expense as a percentage of net sales	2.1	2.1	2.0	2.1

SG&A expense margin, excluding depreciation & amortization (SG&A, excluding depreciation & amortization, as a percentage of net sales)	46.6%	46.3%	44.7%	43.7%

MOTHERS WORK, INC. AND SUBSIDIARIES
Reconciliation of Fiscal 2002 Earnings Per Share and Pro Forma Earnings Per Share

(in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended 9/30/02			Fiscal Year Ended 9/30/02
	Net Income (Loss)	Average Shares	Diluted EPS	Net Income (Loss)	Average Shares	Diluted EPS
Pro Forma Earnings Adjusted for One-Time Charges Related to Fourth Quarter Fiscal 2002 Refinancing

As reported – fully diluted	$(1,776)	4,683	$(0.38)	$6,846	4,261	$1.61

Pro forma adjustment to add back – Loss on early extinguishment of debt, reported as interest expense	2,515			2,515

Write-off of discount on Series C Preferred Stock	1,310			1,310

Duplicative interest expense and dividends	131			131

Tax effect of adjustments	(908)			(908)

Total one-time charges related to the refinancing	3,048			3,048

Increase shares for the assumed exercise of dilutive options and warrants (a)	—	532		—	—

Pro forma adjusted for one-time charges related to refinancing	$1,272	5,215	$0.24	$9,894	4,261	$2.32

(a)  excluded from the quarterly EPS as reported since the effect would have been anti-dilutive due to the loss.

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